Exhibit 99.1

For Immediate Release

Dorman Products, Inc. Announces

Expansion and Extension of Stock Repurchase Program

COLMAR, PENNSYLVANIA (December 13, 2018) – Dorman Products, Inc. (the “Company”) (NASDAQ:DORM) today announced that its Board of Directors has approved a resolution to increase and extend its share repurchase program by an additional $150 million, raising the aggregate authorization under the program to $400 million. The Company has spent $216.5 million to date under the existing authorization.

The authorization is effective through December 31, 2020. Stock repurchases under the program may be made from time to time, as the Company deems appropriate, based on factors such as market conditions, share price, share availability and other factors. There can be no assurance as to the number of shares the Company will purchase, if any, and the program may be modified, renewed, suspended or terminated by the Company at any time without prior notice.

About Dorman Products

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” replacement parts to the Automotive, Medium and Heavy Duty Aftermarkets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

Investor Relations Contact

Kevin Olsen, President and COO

kolsen@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com